Exhibit 99.1
Execution Version
SHARE PURCHASE AGREEMENT
BY AND AMONG
FOX FACTORY HOLDING CORP.,
FOX FACTORY, INC.
AND
ROBERT C. FOX, JR.
Dated as of January 4, 2008

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TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
(Continued)

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Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Management Co-Investment Agreement
Exhibit C	Form of Seller’s Counsel Opinion
Exhibit D	GAAP Exceptions
Exhibit E	Form of Management Equity Option Plan

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SHARE PURCHASE AGREEMENT
     This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 4, 2008, by and among Fox Factory Holding Corp., a Delaware corporation (“Purchaser”), Fox Factory, Inc., a California corporation (the “Company”) and Robert C. Fox, Jr., the Seller of the Company and an individual residing in the State of California (the “Seller”).
RECITALS
     A. Seller is the owner of all issued and outstanding shares of the Company Common Stock (as hereinafter defined). Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all the Company Common Stock on the terms and conditions set forth herein (the “Share Purchase”).
     B. A portion of the consideration that would otherwise be paid by Purchaser to Seller upon consummation of the Share Purchase shall be placed in escrow by Purchaser as partial security for the indemnification obligations set forth in this Agreement.
     C. A portion of the consideration that would otherwise be paid by Purchaser to Seller upon consummation of the Share Purchase shall be paid to certain Company employees under the Management Bonus Plan (as hereinafter defined).
     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, Purchaser, the Seller and the Escrow Agent (as defined in Section 8.2(a)) shall enter into an escrow agreement in the form attached hereto as Exhibit A (with such changes as the Escrow Agent may reasonably request, the “Escrow Agreement”), pursuant to which a portion of the aggregate purchase price shall be placed in an escrow account to secure the obligations set forth in Article VI.
     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each of the Seller and certain other executives of the Company is entering enter into an employment agreement with the Company (collectively, the “Employment Agreements”).
     F. Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each of the Seller and certain other executives of the Company is entering into an agreement with Purchaser to purchase shares of Purchaser’s common stock substantially in the form attached hereto as Exhibit B (collectively, the “Management Co-Investment Agreements”).

     G. Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement and consummate the Share Purchase, Seller will cause Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Company and Seller, to provide a legal opinion to Purchaser in the form attached hereto as Exhibit C (the “Seller’s Counsel Opinion”).
     H. Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement and consummate the Share Purchase, Seller will (i) execute and deliver to Purchaser a general release of claims in substantially the form attached hereto as Exhibit F (the “Seller’s Release”) and (ii) cause each of the Plan Participants to execute and deliver to Purchaser, conditioned upon receipt of such portion of the Management Plan Payout that is owing to such Plan Participant, a participation agreement in respect of the Management Bonus Plan, which contains a release of claims satisfactory to Purchaser (collectively, the “Plan Participant Releases”).
     I. Purchaser, Seller and the Company desire to make certain representations, warranties and agreements in connection with the Share Purchase and also to prescribe certain conditions to the Share Purchase and the other transactions contemplated by this Agreement (sometimes referred to herein collectively as the “Contemplated Transactions”).
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
THE SHARE PURCHASE
     1.1 Purchase of Stock.  Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties hereinafter set forth, the Seller hereby sells, transfers, assigns, conveys and delivers to Purchaser, and Purchaser hereby purchases from the Seller, all Company Capital Stock outstanding on the date hereof.
     1.2 Closing.  Subject to the provisions of this Agreement, the closing of the Share Purchase (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at 10:00 a.m. (pacific time) on the date hereof, or at such other time and location as the parties hereto agree in writing. The date on which the Closing is consummated is hereby referred to herein as the “Closing Date.”

     1.3 Payment of Total Consideration.
     (a) Closing Payments by Purchaser. Purchaser shall pay, deposit or distribute, as applicable, the Total Consideration as follows:
          (i) Company Capital Stock.
               (1) At the Closing, subject to Section 1.3(a)(i)(2), Purchaser shall pay to the Seller an amount equal to the Total Purchase Price.
               (2) The amount of cash payable to the Seller pursuant to this Section 1.3(a)(i) shall be subject to the Seller’s Pro Rata Portion of the Escrow Amount and the holdback for the Purchaser Shares Purchase Price. The rights of the Seller to participate in the distributions from the Escrow Fund are expressly provided herein.
          (ii) Management Bonus Plan. At the Closing, Purchaser shall cause the Company to distribute the Management Plan Payout to or for the benefit of the Plan Participants in the amounts, subject to (A) deposit into the Escrow Fund of such Plan Participants Pro Rata Portion of the Escrow Amount as set forth on Schedule 1.3(a)(ii) and (B) such holdbacks and as otherwise set forth on Schedule 1.3(a)(i) attached hereto; provided, however, that Purchaser and the Seller hereby agree that any Tax deductions resulting from the distribution of the Management Plan Payout shall be attributed to the Pre-Closing Tax Period.
          (iii) Transaction Expenses. At the Closing, Purchaser shall pay, for and on behalf of Seller, the Transaction Expenses in accordance with the instructions set forth on Schedule 8.2(a)(lii).
          (iv) Company Indebtedness. At the Closing, Purchaser shall pay, for and on behalf of Seller and the Company, the Company Indebtedness to be Repaid in accordance with the Payoff Letters, which payments will be set forth on Schedule 8.2(a)(xiii).
          (v) Purchaser Shares Purchase Price. At the Closing, Purchaser shall issue to the Seller and other Company executives shares of Purchaser in accordance with terms of the Management Co-Investment Agreement between Purchaser and each of Seller and the other Company executives party thereto.
          (vi) Escrowed Cash. Notwithstanding anything to the contrary set forth in this Agreement, at the Closing, Purchaser shall withhold the Escrow Amount from the Total Purchase Price otherwise payable to the Seller and from the Management Plan Payout otherwise payable to the Plan Participants and shall cause the amount so withheld to be deposited in the Escrow Fund for benefit of the Seller and Plan Participants in accordance with their respective Pro Rata Portion of the Escrow Amount.
     1.4 Delivery of Certificates. At the Closing, the Seller shall deliver to or as directed by Purchaser (A) all certificates for Company Capital Stock, which certificates shall evidence all of the outstanding shares of Company Capital Stock immediately prior to the Closing (the foregoing certificates being referred to herein as the “Certificates”) and (B) stock powers duly executed by the Seller or other instruments of transfer, in each case in form reasonably satisfactory to Purchaser.
     1.5 Required Withholdings.  Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to the Seller or any Plan Participant and deposit with the Company, such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.
     1.6 Working Capital Adjustment.
          (a) Seller has previously delivered to Purchaser a written statement setting forth Seller’s estimate of the Closing Working Capital (the “Estimated Closing Working Capital Statement”), which statement was prepared by Seller in good faith in accordance with GAAP and is set forth on Schedule 1.6(a) attached hereto. The estimated Closing Working Capital set forth in the Estimated Closing Date Working Capital Statement shall be the “Estimated Closing Working Capital.”
          (b) Within sixty (60) days after the Closing Date, Purchaser shall deliver to the Seller a statement setting forth Closing Working Capital and Closing Cash as determined by Purchaser (the “Closing Statement”). In the event that the Seller is in disagreement with the Closing Statement, the Seller shall, within twenty (20) business days after receipt of the Closing Statement, notify Purchaser of such disagreements setting forth with specificity the nature and amounts thereof. If the Seller fails to notify Purchaser of all disagreements within the twenty (20) business day period provided for herein, then the Closing Statement, as delivered by Purchaser pursuant to this Section 1.6(b), shall be final, binding and conclusive on the parties hereto. If Seller is in disagreement with the Closing Statement and Seller notifies Purchaser in writing (the “Objection Notice”), which Objection Notice shall specify in reasonable detail the dollar amount of any disagreement and the basis therefor) within such twenty (20) business day period in accordance with this Agreement, then the parties shall promptly attempt to resolve such disagreements by negotiation. Following the Closing Date and the delivery of the Closing Statement, Purchaser shall afford the Seller and his accountants, counsel and other representatives, reasonable access to (i) all of the books, working papers, and other records of the Company reasonably necessary, in the judgment of the Seller, to evaluate the Closing Statement and (ii) the Company’s accountants and other representatives, promptly upon request for the purpose of evaluating the Closing Statement and negotiating any disagreements with respect thereto. If the parties are unable to resolve such disagreements within thirty (30) days following the receipt of the Objection Notice by the Purchaser, then either party may refer such disagreements to the San Francisco office of Ernst & Young for resolution (the “Independent Accounting Firm”), which shall review the Closing Statement, and determine Closing Working Capital and Closing Cash. Each of Purchaser and Seller shall provide the Independent Accounting Firm with its respective determination of the Closing Working Capital and Closing Cash. Determination of Closing Working Capital shall be made by the Independent Accounting Firm in a writing addressed to Purchaser and the Seller within thirty (30) days following referral to it of such disagreements in accordance with this Agreement, and Closing Working Capital, as determined by the Independent Accounting Firm, shall be no greater than the position of the Seller and no less than the position of Purchaser. The findings of such Independent Accounting Firm shall be final, binding and conclusive on the parties hereto. All costs, fees and expenses of the Independent Accounting Firm shall be borne equally by Purchaser, on the one hand, and the Seller, on the other.
          (c) No later than the fifth (5th) business day following the determination of Closing Working Capital pursuant to Section 1.6(b), either (i) the amount, if any, by which the sum of  the Estimated Closing Working Capital plus the Company Estimated Cash exceeds the sum of Closing Working Capital plus Closing Cash shall be paid to Purchaser, as follows: (A) up to $500,000 from the Escrow Fund, if then available and (B) the remainder, directly by Seller, or (ii) Purchaser shall pay to the Seller, the amount, if any, by which the sum of the Closing Working Capital plus the Closing Cash exceeds the sum of the Estimated Closing Working Capital plus the Company Estimated Cash, each as applicable.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE SELLER
     The Company and Seller represent and warrant to Purchaser as set forth in this Article II, subject to any exceptions stated in the disclosure schedule delivered by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II and the disclosure in any section or paragraph shall qualify such sections and paragraphs, as well as other sections and paragraphs in this Article II only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs:
     2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.
          (a) Organization; Standing and Power. The Company (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company does not have, and has not at any time during the five (5) year period ending on the date of this Agreement had, any Subsidiaries. For purposes of this Agreement, “Subsidiaries,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
          (b) Charter Documents. The Company has delivered or made available to Purchaser a true and correct copy of the Articles of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.
     2.2 Capital Structure.
          (a) Capital Stock. The authorized Company Capital Stock consists only of: 10,000,000 shares of Company Common Stock. As of the Closing, 50,000 shares of Company Common Stock are issued and outstanding, all of which are owned by Seller free and clear of all Liens. All of the outstanding shares of Company Capital Stock are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.
          (b) Other Securities. Except for the Management Plan Payout or as otherwise set forth in Section 2.2(b) of the Company Disclosure Schedule, as of the Closing there are no Company Equity Awards or any offers, securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind (contingent or otherwise) to which the Company is or will be a party or by which the Company is bound obligating the Company to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock, voting debt or other securities of the Company, or obligating the Company to issue, grant, extend or enter into any such offer, security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Company Capital Stock and all outstanding Company Equity Awards have been issued and granted in compliance with all applicable securities laws and all other applicable Legal Requirements (as defined below). There are not any outstanding Contracts of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock of, or other equity or interests in the Company. Neither the Company nor Seller is a party to any voting agreement with respect to the Company Capital Stock and there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to the Company Capital Stock.
     2.3 Authority; Non-Contravention; Necessary Consents.
          (a) Authority.
               (i) Seller has the full legal capacity, power, authority and capacity to execute and deliver this Agreement and to perform his obligations under this Agreement and the other documents required to be delivered by Seller prior to or at the Closing (the “Seller’s Closing Documents”) and to perform his obligations under this Agreement and Seller’s Closing Documents. This Agreement has been duly executed and delivered by the Seller and, assuming due execution and delivery by Purchaser, this Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

               (ii) The Company has all requisite corporate power and authority to enter into this Agreement and the other documents required to be delivered by the Company prior to or at the Closing (the “Company’s Closing Documents” and collectively with Seller’s Closing Documents, the “Closing Documents”) and to consummate the transactions contemplated under this Agreement and the Company’s Closing Documents. The execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement and the Company’s Closing Documents has been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the Company’s Closing Documents or to consummate the Share Purchase and the other transactions contemplated under this Agreement and the Company’s Closing Documents. This Agreement and the Company Closing Documents have been duly executed and delivered by the Company and, assuming due execution and delivery by Purchaser, constitute a valid and binding obligation of the Company and Seller, enforceable against the Company and Seller in accordance with their respective terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.
          (b) Non–Contravention. The execution and delivery of this Agreement and the Closing Documents by the Company and Seller do not, and performance of this Agreement and the Closing Documents by the Company and Seller nor the consummation or performance of any of the transactions contemplated hereby or thereby (with or without the passage of time or the giving of notice) will not:
               (i) conflict with or violate the Company Charter Documents or any resolution adopted by the Company’s boards of directors or stockholders;
               (ii) conflict with or violate, or give any arbitrator or Governmental Entity or instrumentality (domestic or foreign) or other Person the right to challenge any of the transactions contemplated by this Agreement or the Seller’s Closing Documents or to exercise any remedy or obtain any relief under any Legal Requirement applicable to the Company or by which the Company or any of its properties is bound or affected;
               (iii) conflict with or violate, or result in any regulatory action or the suspension, revocation, modification or review of, or give any Governmental Entity the right to suspend, revoke, modify or review, any Permit held by or currently pending for the Company, or
               (iv) conflict with or violate in any material respect, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or otherwise cause any loss of benefit under in any material respect, or impair the Company’s rights or alter the rights or obligations of any third party under, any Material Contract (as hereinafter defined), or give to others any rights of termination, amendment, foreclosure, acceleration or cancellation of, or result in, require or permit the creation or imposition of a Lien (other than Permitted Liens) on any of the properties or assets of the Company.
          (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notification of, any supranational, national, state, municipal, local or foreign government, instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) or by any other Person is required to be obtained or made by the Company or Seller in connection with the execution and delivery of this Agreement or the Closing Documents or the consummation of the transactions contemplated hereby or thereby, except for: (i)  such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and satisfaction of such other requirements of the comparable laws of other jurisdictions, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iii) such consents, authorizations, filings, approvals and registrations, if any, set forth in Section 2.3(c)(iii) of the Company Disclosure Schedule, and (iv) such other consents, authorizations, filings, approvals and registrations, which if not obtained or made would not reasonably be expected to have a Material Adverse Effect on the Company. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (iii) are referred to herein as the “Necessary Consents.”
     2.4 Financial Statements.  Section 2.4 of the Company Disclosure Schedule includes a complete copy of the Company’s audited financial statements at, and for the year ended December 31, 2006, and the unaudited financial statements at, and for the nine (9) months ended September 30, 2007 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements present fairly and in all material respects the financial condition, cash flow and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Financial Statements have been and will be prepared from and are in accordance with the Company’s books and records. The Company’s unaudited balance sheet as of September 30, 2007, is referred to as the “Company Interim Balance Sheet.” The Company’s audited balance sheet as of December 31, 2006 is referred to as the “Company Balance Sheet.”
     2.5 Undisclosed Liabilities.  As of the date hereof, the Company has no liabilities or obligations of any nature in excess of $100,000 or that exceed, in the aggregate, $150,000 except for (i) liabilities reflected in the Company Interim Balance Sheet or the related notes thereto, (ii) liabilities which have arisen in the ordinary course of business since the date of the Company’s Interim Balance Sheet, (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby, (iv) Transaction Expenses, (v) the Management Plan Payout, or (vi) liabilities which are disclosed in Section 2.5 of the Company Disclosure Schedule.
     2.6 Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet and through the date hereof, except as set forth in Section 2.6 of the Company Disclosure Schedule, the Company has conducted its business only in the ordinary course and there has not occurred: (a) any Material Adverse Effect on the Company, or any event, change or effect that would reasonably be expected to have a Material Adverse Effect on the Company, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company Capital Stock, (c) any purchase, redemption or other acquisition by the Company of any of the Company Capital Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (d) any split, combination or reclassification of any of the Company Capital Stock, (e) any change by the Company in its tax or accounting methods, principles or practices, except as required by concurrent changes in GAAP, (f) any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, (g) any damage to, destruction or loss of any material asset or property of the Company (whether or not covered by insurance), (h) except in the ordinary course of business, any payment or increase by the Company of any bonuses, salaries or other compensation to any of its officers or employees (except for the Management Plan Payout) (i) entry by the Company into any employment, severance or similar Contract with any director, officer, or employee (except the Management Bonus Plan); (j) any cancellation or waiver by the Company of any claims or rights having a value in excess of $100,000, (k) any sale (other than sales of inventory in the ordinary course of business), lease or other disposition of any material asset or property of the Company or mortgage, pledge or imposition of any Lien on any material asset or property of the Company, including the sale, lease or other disposition of any of the Intellectual Property Assets, (l) any amendment or modification to the organizational documents of the Company; (m) any issuance or sale by the Company of any Company Capital Stock or securities convertible into or exchangeable for Company Capital Stock, (n) any adoption of, or material increase in, the payments or benefits under any Company Benefit Plan, except for the Management Plan Payout, (o) any capital expenditures or capital additions or improvements by the Company in excess of, in the aggregate, $100,000 other than in the ordinary course of business, (p) any acquisition (including, without limitation, by merger, consolidation or acquisition of stock or assets) by the Company of any equity interest in any Person or assets, other than acquisitions of assets in the ordinary course of business, in excess of $100,000 in the case of capital expenditures only, (q) any entry into, termination of, or receipt of notice of termination by the Company of (i) any license, distributorship, dealer, sales representative, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of $100,000 or more, or (r) any entry by the Company into any Contract obligating it or them to do any of the foregoing.
     2.7 Taxes.
          (a) Tax Returns and Audits.
               (i) The Company has prepared and timely filed all material required federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to any and all material Taxes concerning or attributable to the Company or its operations and such Returns have been completed in accordance with applicable Legal Requirements in all material respects. All such Tax Returns are true, correct and complete in all material respects.
               (ii) The Company has complied in all material respects with the payment or withholding of all Taxes required to be paid or withheld with respect to their Employees and have paid over to the appropriate taxing authority all Taxes required to be paid or withheld except for such failures to do so which have not had and would not be reasonably likely to materially and adversely affect the Company.
               (iii) The Company has not executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any material Tax.
               (iv) No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

               (v) The Company has no material liabilities for unpaid Taxes as of the date of the Company Balance Sheet which have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and the Company has not incurred any material liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.
               (vi) There are no Liens other than Permitted Liens on the assets of the Company relating to or attributable to Taxes.
               (vii) The Company is not a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (viii) The Company (a) has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common Purchaser of which was Company), (b) does not owe any amount under any Tax sharing, indemnification or allocation agreement, (c) has no liability for the Taxes of any Person (other than Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
               (ix) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (x) The Company has not applied for a ruling relating to Taxes from any taxing authority nor entered into any closing agreement with any taxing authority.
               (xi) The Company has delivered or made available to Purchaser correct and complete copies of Federal income Tax Returns, and has made available to Purchaser state income Tax Returns, filed on behalf of Company for the three most recent taxable years ending prior to the date of this Agreement.
               (xii) The Company has been a validly electing S corporation within the meaning of Code sections 1361 and 1362 at all times since January 1, 1990. The Company will continue to be an S corporation up to and including the Closing Date. Since January 1, 1990, the Company has had only one class of stock within the meaning of Section 1361(b)(1)(D) of the Code and the Treasury Regulations thereunder, and each outstanding share of Company Common Stock confers identical rights to distributions and liquidation proceeds, taking into account the corporate charter, articles of incorporation, bylaws, applicable state law, and binding agreements relating to distribution and liquidation proceeds. Seller is, and all prior shareholders of the Company were, for all taxable years beginning on and after January 1, 1990, persons permitted to be shareholders of an S corporation pursuant to section 1361 of the Code. During the last ten years, the Company has not acquired assets from another corporation in a transaction (including a merger) in which its Tax basis for such assets was determined by reference to the Tax bases of the acquired assets in the hands of the transferor corporation. The Company will not recognize any built-in gain under section 1374 of the Code as a result of the Section 338(h)(10) Elections contemplated by Section 4.7(b) hereof.
               (xiii) The Company does not have, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country.
               (xiv) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party and that could be treated as a partnership for federal income Tax purposes.
               (xv) No claim has been made in the last five (5) years by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction nor, to the Knowledge of the Company, is there any factual or legal basis for any such claim.
               (xvi) The Company has no liability for any material dispute or claim concerning any Tax liability of any current or previous shareholder of the Company relating to income of the Company. There is no dispute or claim for which the Company could have liability concerning any Tax liability of any current or previous shareholder of the Company relating to the income of the Company for any taxable period during which such shareholder has owned shares in the Company.
               (xvii) The Company is not a party to, nor is it bound by, any Tax allocation or sharing agreement that will impose any liability on the Company subsequent to the Closing Date.
               (xix) The Company has not engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). The Company has disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

     2.8 Intellectual Property.
          (a) Ownership and Validity. Immediately after the Closing, Company will be the sole owner of, and will have valid title to, the Company Intellectual Property, and will have the full right to use, license, and transfer the Company Intellectual Property in the same manner and on the same terms and conditions that Company had immediately prior to the Closing, subject to Company obtaining the consents set forth in Section 2.8(a)(i) of the Company Disclosure Schedule. To Company’s Knowledge, there is no fact or circumstance that would likely render invalid under applicable Legal Requirements any issued Patent or registered Trademark included in the Company Intellectual Property.
          (b) Registered Intellectual Property; Proceedings. Section 2.8(b) of the Company Disclosure Schedule lists as of the date hereof (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, and (ii)  any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, claim or other equivalent proceeding or action pending with a Governmental Entity, filed or, to the Knowledge of the Company, threatened with respect to any Company Registered Intellectual Property.
          (c) No Order. Except as set forth in Section 2.8(c) of the Company Disclosure Schedule, no Company Intellectual Property is subject to any proceeding or outstanding order, or stipulation restricting the use, transfer, or licensing thereof by Company, or affecting the validity, use or enforceability of such Company Intellectual Property, in a manner material to the Company’s business as currently conducted.
          (d) Registration. Except as set forth in Section 2.8(d) of the Company Disclosure Schedule, all registration, maintenance and renewal fees for each item of Company Registered Intellectual Property that is material to the Company’s business as currently conducted have been paid when due and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entities for the purposes of prosecuting, maintaining or perfecting such Company Registered Intellectual Property as the Company in its reasonable discretion has elected to pursue. The Company has delivered or made available to the Purchaser accurate and complete copies of all registrations and applications, each as amended to date, for the Company Registered Intellectual Property.
          (e) Trade Secret Protection. The Company has taken commercially reasonable measures consistent with industry standard practices to protect the proprietary nature of the Trade Secrets owned by Company that are material to the business of the Company as currently conducted.

          (f) Absence of Liens. The Company owns and has good and exclusive title to each item of Company Intellectual Property, free and clear of any Liens, except for Permitted Liens.
          (g) No Third Person Indemnity. The Company has not agreed to indemnify, defend, or otherwise hold harmless any other Person with respect to losses resulting or arising from the Company Intellectual Property, except under those Contracts summarized or described in Section 2.8(g) of the Company Disclosure Schedule.
          (h) Company IP Contracts.
               (i) Section 2.8(h)(i) of the Company Disclosure Schedule lists as of the date hereof all (1) all Contracts that are currently in effect pursuant to which a third party has granted to Company a license to Intellectual Property that is material to the business of the Company as currently conducted, other than licenses to commercially-available software licensed by the Company from third parties for less than $50,000 (“In- Licenses”); and (2) all Contracts pursuant to which Company has licensed Company Intellectual Property to a third party, other than non-exclusive licenses granted in the ordinary course in connection with the sale, distribution or marketing of Company Products (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”).
               (ii) Company is not in material breach of any IP License and, to the Knowledge of the Company as of the date hereof, no other party to such IP Licenses is in material breach thereof.
               (iii) Subject to obtaining the consents set forth in Section 2.8(h)(iii) of the Company Disclosure Schedule, each IP License will survive the consummation of the transaction contemplate hereby in accordance with its terms for the benefit of the Surviving Corporation.
          (i) No Infringement. As of the date hereof, Company operations and Company Products, including the designing, making, selling of Company Products, and in connection with sponsorship of mountain bike, motocross, BMX and similar competitions, teams, and individual competitors, Company’s use of its Trademarks and its provision of Company Products, do not infringe the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, except in each of the foregoing cases as would not be reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Section 2.8(i) of the Company Disclosure Schedule, there are no pending, documented disputes between Company and any other Person relating to the Company’s use of Intellectual Property and/or Company’s marketing, distribution, or sales of Company Products.

          (j) No Notice of Infringement. Except as set forth in Section 2.8(j ) of the Company Disclosure Schedule, the Company has not received written notice from any third party that the Company, or any Company Product, has infringed or misappropriated or is infringing upon or misappropriates the Intellectual Property of any third party, or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.
          (k) No Third Party Infringement. Except as set forth in Section 2.8(k) of the Company Disclosure Schedule, to the Company’s Knowledge, no Person has used (other than authorized uses under the IP Licenses), registered, applied to register, infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property. Immediately after the Closing, Purchaser will have sole rights to bring actions for infringement or misappropriation of the Company Intellectual Property. Except as set forth in Section 2.8(k) of the Company Disclosure Schedule, Company has not commenced or threatened in writing any proceeding (including trademark oppositions), or asserted in writing any allegation or claim, against any Person for infringement or misappropriation of the Company Intellectual Property, or for material breach of any IP License.
          (l) Employee Assignments. Company has obtained from each current and former Employee with access to Company Intellectual Property a valid and enforceable proprietary information and inventions assignment agreement (containing no exceptions or exclusions from the scope of its coverage) substantially in the form set forth in Section 2.8(l) of the Company Disclosure Schedule.
          (m) Contributor Assignments. Section 2.8(m)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all consultants, independent contractors, and other third parties who have contributed to or developed any Company Intellectual Property, including any work product of a consulting engagement under a written Contract. Company has obtained from each such consultant, independent contractor, or other third party, and Section 2.8(m)(ii) of the Company Disclosure Schedule separately lists, a valid and enforceable written assignment sufficient to transfer irrevocably to Company all Intellectual Property rights in and relating to any of the Company Intellectual Property involved, indicating in each case the assignor, assignee, and subject matter of the assignment.
          (n) Recordation of Assignments. To Company’s Knowledge, none of the parties to the assignments listed in Sections 2.8(l) and (m)(ii) of the Company Disclosure Schedule has violated any of those Contracts. Where Company has acquired Company Registered Intellectual Property by way of assignment, Company has duly recorded each such assignment with the appropriate governmental agency, and listed these assignments in Section 2.8(n) of the Company Disclosure Schedule.

          (o) Company Software. Each of the computer software programs included in the Company Intellectual Property is functional and operational substantially in accordance with the specifications and documentation of Company relating to that software to the extent material to the Company’s Business (“Material Software”), and the Material Software has been documented in accordance with industry standard practices. Company possesses full and complete source and object code versions of all such software. The Material Software includes all items necessary so that a trained computer programmer can develop, maintain, support, compile and use that software. The computer software source and object code underlying or utilized in connection with the Material Software does not incorporate, depend upon or require for its functionality any source or object code or other Intellectual Property that is not wholly-owned by Company. Company takes commercially-reasonable steps at all times to assure that all software and data residing on its computer networks is free of viruses and other disruptive technological means.
          (p) No Government Funding. None of the Company Intellectual Property was developed using any government or university funding or facilities, nor was it obtained from a governmental entity or university. Company is neither a member of, nor obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members.
          (q) Public Software. Except as specifically indicated and set forth in Section 2.8(q) of the Company Disclosure Schedule, no Public Software (including any run-time object, file, library or other portion thereof) is incorporated in or otherwise forms part of any Material Software, and no Public Software was or is used in connection with the development of any such software or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any such software. “Public Software” shall mean (i) any version of the GNU General Public License or GNU Lesser Public License, (ii) any license that satisfies any version of the Open Source Definition of the Open Source Initiative, and (iii) any other license of any computer program that requires source code of the computer program to be made generally available to the public or requires any distribution of source code by licensees of the computer program or any derivative work of or work derived from the computer program.
     2.9 Compliance; Permits.
          (a) Compliance. The Company is not, and at no time since the date of the Company Balance Sheet has it been, in material conflict with, or in material default or in material violation of, any Legal Requirement applicable to the Company or by which the Company or any of its businesses or properties is bound or affected. The Company has not, since the date of the Company Balance Sheet, received any notice (written or oral) of any conflict, default or violation of any Legal Requirement. No event has occurred since the date of the Company Balance Sheet and, to Company’s Knowledge, no circumstance exists that would reasonably be expected to constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply in all material respects with, any Legal Requirement.
          (b) Permits. The Company holds and is in compliance, in all material respects, with all permits, licenses, variances, waivers, clearances, consents, commissions, franchises, exemptions, orders and approvals required by Legal Requirements (including Environmental Laws) for, or otherwise necessary to, the operation of the business of the Company or its properties and assets (“Permits”). No suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, and the Company has filed all Permit applications and renewals necessary for the continued operation of the Company’s business as currently conducted.
          (c) OFAC. Without in any way limiting the breadth or scope of this Section 2.8(a), neither the Company nor Seller: (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)); (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2; or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order. Each of the Company and Seller is in compliance, in all material respects, with the Patriot Act. Neither the Company nor Seller has made any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     2.10 Litigation.  Except as set forth in Section 2.10 of the Company Disclosure Schedule, as of the date hereof, there is no pending or, to the Company’s Knowledge, threatened complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative (collectively “Proceedings”) by any Person against the Company or, to the Company’s Knowledge, any member, manager, director, officer, employee or agent (in their capacities as such) of Company, or to which any of the assets of Company is subject, or to which any of the Company Capital Stock is subject, or relating to the transactions contemplated by this Agreement or the Closing Documents or the consummation thereof, or that to Company’s Knowledge otherwise relates to or may affect the business of, or any of the assets owned or used by Company, or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement or the Closing Documents. To the Company’s Knowledge, no event has occurred or circumstance exists that may reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceedings. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.
     2.11 Brokers’ and Finders’ Fees; Fees and Expenses.  Except for fees payable to RBC Capital Markets pursuant to an engagement letter dated June 5, 2006 (the “RBC Capital Agreement”), the Company and/or Seller have not incurred, nor will any of them incur, directly or indirectly, any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Closing Documents or the transactions contemplated hereby or thereby.
     2.12 Employee Benefit Plans.
          (a) Schedule. Section 2.12(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each Company Benefit Plan (as defined in Section 2.12(b)). Prior to the date of this Agreement, the Company has provided to Purchaser or made available to Purchaser true and correct copies of (i) each Company Benefit Plan (including amendments since the most recent restatement) or a written description of any unwritten Company Benefit Plan; (ii) the annual reports (including Form 5500s and attached schedules) required to be filed with the Internal Revenue Service (“IRS”) or the Department of Labor (“DOL”) with respect to each Company Benefit Plan for the past three years; (iii) the most recent determination letter issued to, or opinion letter or ruling issued with respect to, if any, for each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and any pending applications for a determination letter for such Company Benefit Plan; (iv) copies of confirmations that each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code satisfied applicable nondiscrimination tests in each of the plan years for the past three years; (v) the most recent summary plan description (and any summaries of material modifications since the most recent summary plan description) for each Company Benefit Plan for which such a summary plan description is required and any summaries or other material communications distributed to participants for each Company Benefit Plan whether or not required to provide a summary plan description; (vi) all written and material personnel, payroll and employment manuals and policies; (vii) each trust agreement, recordkeeping or other material third-party agreement, insurance and group annuity contract relating to any Company Benefit Plan; (viii) all notices that were given by the Company or any of its Controlled Group Affiliates or any

Company Benefit Plan to the IRS, the DOL or any other governmental or regulatory authority relating to a Company Benefit Plan; and (ix) all notices that were given by the IRS, the DOL or any other governmental or regulatory authority to the Company or any of its Controlled Group Affiliates relating to any Company Benefit Plan.
          (b) Benefit Plan Compliance. Each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, equity appreciation, phantom stock, stock-related or performance award, retirement, vacation, retention, severance, disability, death benefit, hospitalization, medical, loan (other than travel allowances and relocation packages), material fringe benefit, perquisite, employment, consulting, sabbatical and other plan, program, policy, agreement or arrangement providing or intending to provide benefits or payments to any current or former employees, consultants or directors of the Company (each, an “Employee”) pursuant to which the Company have or could have material liability and in each case whether written or oral, formal or informal (“Company Benefit Plans”) has been administered and operated in all material respects in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements. Each Company Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan. If applicable, no event has occurred to the Knowledge of the Company, since any determination letter was issued that could make the determination letter ineffective or otherwise jeopardize the tax-qualified status of any tax-qualified Company Benefit Plan or otherwise cause the imposition of material liability, penalty or tax against the Company or any Controlled Group Affiliate. Each Company Benefit Plan intended to satisfy the requirements of Section 125 of the Code satisfies such requirements in all material respects.
          (c) Defined Benefit, Multiple Employer and Multiemployer Plans. At no time has the Company or any other Person under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Controlled Group Affiliate”) with the Company maintained, established, sponsored, participated in, or contributed to, any (i) Company Benefit Plan or other “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, in each case that is subject to Title IV of ERISA, (ii) multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) “multiple employer plan” or “multiple employer welfare arrangement” as defined in ERISA or the Code.

          (d) Continuation Coverage. No Company Benefit Plan provides health benefits (whether or not insured), with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements, the full cost of which is borne by the Employee).
          (e) International Employee Plans. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan (as defined below). As used in this Agreement, “International Employee Plan” shall mean each Company Benefit Plan that has been adopted or maintained by the Company, whether informally or formally, or with respect to which the Company will or may have any material liability, for the benefit of Employees who perform services outside the United States.
          (f) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or engagement of change of position of any Employee following or in connection with the consummation of the Share Purchase) constitute an event under any Company Benefit Plan that will result in any payment (whether of severance pay or otherwise) other than the Management Plan Payout, acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which the Company is a party as of the date of this Agreement, that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or in connection with the termination of employment or engagement or change of position of any Employee following or in connection with the consummation of the Share Purchase), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.
          (g) Neither the Company nor any of its Controlled Group Affiliates has ever established, maintained or contributed to, had any obligation to maintain or contribute to, or had any liability with respect to any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), any organization or trust described in Sections 501(c)(17) or 501(c)(20) of the Code or any “welfare benefit fund” described in Section 419(e) of the Code.
          (h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in accordance with a “good faith, reasonable interpretation” of Section 409A of the Code.

          (i) Neither the Company nor any of its Controlled Group Affiliates has breached any fiduciary duty with respect to any Company Benefit Plan, and neither the Company nor any of its Controlled Group Affiliates has any material liability or exposure to material liability in connection with any acts taken (or failed to be taken) with respect to investment of the assets or administration of any Company Benefit Plans that would not be or are not insured under applicable fiduciary insurance contracts procured by the Company; (ii) no fiduciary (within the meaning of Section 3(21) of ERISA) has breached a fiduciary duty with respect to any Company Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the investment of the assets or administration of any Company Benefit Plan; (iii) neither the Company nor any of its Controlled Group Affiliates has engaged in a non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) and; (iv) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Benefit Plan.
          (j) All contributions to and payments from the Company Benefit Plans that have been required to be made in accordance with the terms of the Company Benefit Plans and applicable Legal Requirements have been timely made. All material filings and material payments required to be made with or to the IRS, the DOL or any governmental or regulatory authority with respect to all Company Benefit Plans have been made.
          (k) Other than claims for benefits submitted in the ordinary course by participants or beneficiaries, there are no actual or, to the Knowledge of the Company, threatened claims (or, to the Knowledge of the Company, facts that would be reasonably expected to give rise to a claim) against, or legal or regulatory proceedings (including investigations, audits or voluntary compliance resolution or closing agreement program proceedings) involving, any Company Benefit Plan; and neither the Company nor any of its Controlled Group Affiliates has any liability to the IRS or any other governmental or regulatory authority with respect to any Company Benefit Plan, including any liability imposed under Chapter 43 of the Code.
          (l) Except as required under Section 204(g) of ERISA and Section 411(d)(6) of the Code, each Company Benefit Plan may be discontinued or terminated on or after the Effective Time without imposing liability on the Company or any of its Controlled Group Affiliates.
          (m) There are no claims against the Company for eligibility to participate in any Company Benefit Plans by any individual who has been classified by the Company as other than a common law employee (such as an independent contractor, leased employee or consultant), and to the Knowledge of the Company, no claims threatened by any individual so classified.

          (n) Labor. The Company is not a party to any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company, and, since January 1, 2000, there has been no attempt to organize. There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Company, threatened that may materially interfere with the business activities of the Company. To the Knowledge of the Company, none of the Company or any of their respective representatives or Employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company that would have a Material Adverse Effect on the Company. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened, relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on the Company.
          (o) Employment Matters. The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours.
     2.13 Real Property.  The Company does not own any real property. Section 2.13 of the Company Disclosure Schedule sets forth a list of the real property currently leased, subleased or licensed by or from the Company (the “Leased Real Property”). The Company has provided or otherwise made available to Purchaser true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (the “Leases”). The Company has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of the Leased Real Property. Each of the Leases is the legal, valid and binding obligation of Company and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with its respective terms subject to bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally, and to general equitable principles. Each Lease is in full force and effect and neither the Company nor, to the Knowledge of the Company, the lessor thereof is in material default thereunder. The Leased Real Property is reasonably adequate for the continued conduct of the Company’s business operations as currently conducted. To the Knowledge of the Company, the Leased Real Property is in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, none of the buildings, plant or structures on any Leased Real Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are, individually and in the aggregate, immaterial to the

Company’s business. All utility systems servicing the Leased Real Property are adequate for the continued operation of the Company’s business as currently conducted. Each Leased Real Property has adequate access for ingress from and egress to a public way. There are no other parties occupying, or with a right to occupy, the Leased Real Property other than the Company. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened against the Company or the Leased Real Property.
     2.14 Personal Property.  With respect to all of the personal property that it purports to own, the Company owns all such personal property free and clear of all Liens other than Permitted Liens and such assets are in reasonably adequate condition, and are sufficient, for the continued operation of the Company’s business as currently conducted.
     2.15 Environmental Matters.  (a) To the Knowledge of the Company, there are no Hazardous Materials (as defined below) or underground storage tanks in, on, or under any properties at any time owned or currently leased or, to the Company’s Knowledge, used by the Company or, to the Company’s Knowledge, previously leased or used by the Company, (b) the Company has not disposed of, emitted, discharged, handled, treated, recycled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, transportation, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials in violation of Environmental Laws, and (c) the Company has not received any written notice of any claim, complaint, citation, report, or violation under any Environmental Law (as defined below) which has not heretofore been fully and finally cured or for which there is any remaining material obligation or material liability. The Company has available for inspection by Purchaser all environmental audits and environmental assessments, including “Phase I” and “Phase II” assessments, all Permits and each order, judgment, decree or consent agreement entered into by the Company or applicable to any facility owned, leased or used at any time by the Company, which documents are in the possession or control of the Company. For the purposes of this Section 2.15, (i) “Environmental Laws” means all Legal Requirements (including the Comprehensive Environmental Response, Compensation and Liability Act 42 U.S.C. Section 9601 et seq.) relating to pollution, protection of the environment or exposure of any individual to Hazardous Materials, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials protection of natural resources or the exposure of any person to Hazardous Materials, and (ii) “Hazardous Materials” means chemical substances, pollutants, contaminants, wastes, toxic substances, hazardous wastes, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof and similarly designed materials, including all such materials defined or referred to as such under Environmental Laws.
     2.16 Contracts.
          (a) Material Contracts. For purposes of this Agreement, “Material Contract” shall mean:
               (i) any employment, consulting or other Services Contract with any executive officer of the Company;
               (ii) any Contract containing any covenant (A) limiting in any respect the right of the Company to engage in any line of business, to make use of any Intellectual Property or compete with any Person in any line of business or which contains any exclusivity, non-competition, non-solicitation or no-hire provisions, or (B) granting any exclusive distribution rights with respect to Company Products;
               (iii) any Contract relating to the disposition or acquisition by the Company after the date of this Agreement of material assets of the Company other than in the ordinary course of business or pursuant to which the Company acquires or disposes of any ownership interest in any other Person;
               (iv) any Contract pursuant to which the Company has continuing material obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company;
               (v) any Contract containing any support or maintenance obligation on the part of the Company involving annual payments to or from the Company in excess of $100,000;
               (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit to the Company in a principal amount in excess of $100,000 that is outstanding or may be incurred on the terms thereof, other than accounts receivables and payables in the ordinary course of business;
               (vii) each Contract with respect to Company Intellectual Property set forth in Sections 2.8(h)(i) and (m)(ii) of the Company Disclosure Schedule;
               (viii) each collective bargaining agreement and other Contract between any labor union or other employee representative of a group of employees and the Company;

               (ix) distributor, dealer, advertising, agency, sales representative or similar Contracts relating to the marketing or sale of the Company’s products involving payments of more than $100,000 (excluding customer purchase orders accepted in the ordinary course of business);
               (x) each Contract providing for payments by the Company to any Person based on sales, purchases, or profits, other than direct payments for goods, in each case involving payments of more than $100,000;
               (xi) each power of attorney of the Company that is currently in effect;
               (xii) each Contract entered into other than in the ordinary course of business that the Company agrees in writing in the Contract to be responsible for consequential damages;
               (xiii) each Contract or group of related Contracts for capital expenditures by the Company in excess of $100,000;
               (xiv) each written material warranty or guaranty with respect to contractual performance extended by the Company other than in the ordinary course of business;
               (xv) Contracts providing for payments in excess of $100,000 for the future purchase or lease by the Company of materials, supplies, equipment, services or finished products purchased for resale;
               (xvi) joint venture or partnership agreements to which the Company is a party;
               (xvii) any Contract between Seller or any Related Person (as defined below) of Seller, other than the Company, on the one hand, and either the Company, on the other hand, and other material arrangements whereby Seller or any Related Person of Seller provides goods or services to, or obtain goods or services from, the Company (the “Related Party Contracts”);
               (xviii) any other Contract (excluding Leases) that may involve annual payments to or from the Company in excess of $100,000 in any individual case; and
               (xix) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

          (b) Schedule. Section 2.16(b) of the Company Disclosure Schedule sets forth a list of all Material Contracts to which the Company is a party or by which the Company is bound as of the date hereof.
          (c) No Breach. Each of the Material Contracts constitutes a valid and binding obligation of the Company and, assuming such Material Contract is binding and enforceable against the other parties thereto, is enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. The Company has not violated any provision of, or committed or failed to perform any act which, and, to the Company’s Knowledge, no event has occurred or circumstance exists that, with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company. The Company has not given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract.
          (d) Except as set forth in Section 2.16(d) of the Company Disclosure Schedule, no officer, director, agent, employee, consultant or contractor of the Company is, to the Company’s actual knowledge, bound by any Contract that limits the ability of such Person to (A) engage in or continue any conduct, activity or practice directly relating to the business of the Company as currently conducted except as may be provided in an agreement between such Person and the Company, or (B) assign to the Company any rights to any invention, improvement or discovery that are related to or arise from such Person’s services to the Company, except as prohibited under applicable Legal Requirements.
     2.17 Insurance.
          (a) The Company maintains insurance of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and in a similar stage of development. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. To the Knowledge of the Company, there is no contemplated or threatened termination or non-renewal of, or premium increase or refusal of coverage with respect to, any such policy, except in accordance with the terms thereof.
          (b) The Company has delivered or otherwise made available to Purchaser a true and complete copy of (i) each policy of insurance to which the Company is a party or under which the assets of either the Company are covered, (ii) each pending application, if any, of the Company for policies of insurance, and (iii) any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims. Section 2.17(b) of the Company Disclosure Schedule lists the insurance policies in effect as of the date hereof.
          (c) Section 2.17(c) of the Company Disclosure Schedule describes: (i) any self insurance arrangement by or affecting the Company, including any reserves established thereunder; and (ii) any Contract, other than a policy of insurance, for the transfer or sharing of any risk by the Company.
          (d) Each policy of insurance to which the Company is a party: (i) is valid, outstanding, and enforceable to the Company’s Knowledge; (ii) is issued by an insurer that, to Company’s Knowledge, is financially sound and reputable; (iii) when taken together with all other policies of insurance of the Company, provide adequate insurance coverage for the assets and operations of the Company for the risks to which they are exposed in the ordinary course of business; (iv) is sufficient for material compliance with the Legal Requirements and Contracts to which the Company is bound; and (v) to the Company’s Knowledge, will continue in full force and effect following the consummation of the Contemplated Transactions.
     2.18 Books and Records. The books of account, minute books and stock record books of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects, and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders or members, the boards of directors or managers, and committees of such boards. At the Closing, all of such books and records will be in the possession of the Company.
     2.19 Product Warranties and Liabilities.
          (a) Except as set forth in Section 2.19(a) of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there is no basis for any, Proceeding relating to injury to person or property of any Person suffered as a result of any product manufactured, distributed or sold by or on behalf of any of the Company or performance of any service by the Company, including claims arising out of any breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), materials or workmanship or sale of its products or from the provision of services or otherwise alleging any liability of the Company as a result of any defect or other deficiency with respect to any product manufactured, processed, distributed or sold by or on behalf of the Company or performance of any service by and of the Company (hereafter collectively referred to as “Product Liability Claims”) prior to the Closing.
          (b) During the three-year period ending on the date hereof, no product manufactured or sold by any of the Company has been the subject of any material recall or similar action instituted by any governmental authority, agency or instrumentality or undertaken by any of the Company on a voluntary basis. During the three-year period ending on the date hereof, the Company has not paid, settled or otherwise incurred any uninsured or insured liability with respect to, any Product Liability Claims.
     2.20 Customers and Suppliers.
          (a) Set forth in Section 2.20(a) of the Company Disclosure Schedule is a list of the ten (10) largest customers of the Company in terms of annual gross sales for the trailing 10-month period ended October 31, 2007 and the year ended December 31, 2006. No such customer has notified, in writing or orally, either Seller or the Company that it intends to, and, to the Knowledge of the Company, no such customer intends to, (i) terminate its business relationship with the Company or (ii) materially decrease the amount of products it purchases from the Company.
          (b) Set forth in Section 2.20(b) of the Company Disclosure Schedule is a list of the ten (10) largest suppliers or vendors to the Company in terms of annual costs of goods sold for the trailing 10-month period ended October 31, 2007 and the year ended December 31, 2006. Since the date of the Company Balance Sheet Date, no such vendor or supplier has notified either Seller or the Company that it intends to terminate, or decrease the rate of or increase the price of, supplying goods or services to the Company.
     2.21 Certain Payments. During the three-year period ending on the date of this Agreement, neither the Company nor, to the Company’s Knowledge, any director, officer, agent or employee of the Company has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kick back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement.
     2.22 Inventory. All inventories held by the Company are valued on the Financial Statements at the lower of cost or market. Such inventories consist of a quantity and quality useable and, in the case of finished goods inventory, saleable in the ordinary course of business, subject to reasonable reserves.
     2.23 Accounts Receivable. The accounts receivable of the Company are reflected properly on its respective books and records, and such accounts receivable that are reflected on the Company Balance Sheet or the Company Interim Balance Sheet represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business. The Accounts Receivable are current net of the respective reserves shown on the Company Interim Balance Sheet or the accounting records of the Company as of the date hereof (which reserves are adequate and calculated consistent with past practice in accordance with GAAP). There is no contest, claim, or right of set-off that is not reserved for under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable, as so reserved.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to the Company as of the date hereof as follows:
     3.1 Organization; Standing and Power; Charter Documents; Subsidiaries. Purchaser is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Purchaser. Purchaser does not have, and has not at any time had, any Subsidiaries.
     3.2 Authority; Non-Contravention; Necessary Consents.
          (a) Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the Share Purchase and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due execution and delivery by the Company and the Seller, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.
          (b) Non—Contravention. The execution and delivery of this Agreement by Purchaser does not, and performance of this Agreement by Purchaser will not: (i) conflict with or violate the certificate of incorporation or bylaws of Purchaser; (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any Legal Requirement applicable to Purchaser or by which Purchaser or any of its properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of Purchaser pursuant to, any Contract to which Purchaser is a party, except in the case of each of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, impairments, terminations, amendments, accelerations, cancellations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Purchaser to fully perform its covenants and obligations under this Agreement.
          (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Share Purchase and other transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and satisfaction of such other requirements of the comparable laws of other jurisdictions.

     3.3 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected to, either singularly or in the aggregate with all such claims, actions or proceedings, prevent or delay the consummation of the transactions contemplated by this Agreement or the ability of Purchaser to fully perform its covenants and obligations under this Agreement.
     3.4 Brokers’ and Finders’ Fees; Fees and Expenses. Except for fees payable to Compass Group Management LLC, Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.
     3.5 Financial Capability. Purchaser will have at Closing sufficient funds to effect the Closing and all other transactions contemplated by this Agreement.
     3.6 Investment Intent. Purchaser is acquiring the Company Common Stock for its own account and not with a view of reselling its other than as permitted under applicable Legal Requirements. Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended. Purchaser has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement. Purchaser acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Seller and the Company concerning the merits and risks of investing in the Company; (b) access to information about the Company, its results of operations, financial condition and cash flow, and the business generally, in each case sufficient to enable Purchaser to evaluate whether to proceed with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions; and (c) the opportunity to obtain such additional information that Seller or the Company possess, or can acquire without unreasonable effort or expense, that is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the Contemplated Transactions. Purchaser’s acknowledgement herein shall not affect any liability or obligation of Seller for breaches of its representations and warranties.
     3.7 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Purchaser, Purchaser has received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. The Purchaser hereby acknowledges, that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Purchaser is familiar, that the Purchaser is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Purchaser will have no claim against the Company, or any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents, representatives, or any other Person, with respect thereto. Accordingly, Purchaser hereby acknowledges that none of the Company, nor any of its shareholders, directors, officers, employees, affiliates, advisors, agents, representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).
ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1 [Reserved].
     4.2 [Reserved].
     4.3 Confidentiality. The parties acknowledge that the Company and Compass Group Management LLC have previously executed a Confidentiality and Nondisclosure Agreement dated July ___, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Purchaser and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.
     4.4 Public Disclosure. Without limiting any other provision of this Agreement, Purchaser, the Company and Seller will consult with each other before issuing, and provide each other a reasonable opportunity to review, comment upon and concur with, and agree on any press release or public statement or disclosure with respect to this Agreement and the transactions or the terms of the transactions contemplated hereby, and shall not issue any such press release or public statement or disclosure prior to such consultation and agreement, except for (a) press releases issued by Purchaser and/or its affiliate, Compass Group Diversified Holdings LLC, consistent with such affiliate’s past practices and upon reasonable consultation with Seller (it being understood that Seller’s consent shall not be required), and (b) disclosures and filings in satisfaction of, or otherwise required by, applicable Legal Requirements or securities exchange rules (including by making a public announcement through issuance of a press release or other reasonable means).
     4.5 Employee Benefits; 2007 Bonus Payments.
          (a) Employee Benefits. For all purposes under the employee benefit plans of the Company providing benefits after the Closing Date, each employee who is as of the date hereof an employee of the Company shall, to the extent permitted by applicable law, be credited with his or her years of service with the Company before the Closing Date, to the same extent as such employee was entitled, before the Closing Date, to credit for such service under any similar plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing and to the extent permitted by applicable law: (a) each employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Purchaser or the Company for the benefit of employees (such plans, collectively, the “New Plans”) to the extent coverage under such New Plans replaces coverage under a comparable Company Benefit Plan in which such employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (b) for purposes of each New Plan providing medical, dental or vision benefits to any such employee, the Purchaser shall use all commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and the Purchaser shall use all commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (b) Payment of 2007 Bonus Plans. Following the Closing Date, Purchaser shall cause the Company to pay to the appropriate employees the cash amounts constituting 2007 Bonus Payments in the aggregate amount of approximately $475,000, with the timing and manner of such payments to be in accordance with past payment practices of the Company.
     4.6 Exculpation. To the fullest extent permitted by applicable law, Purchaser agrees for itself and for the Company following the Closing, that, upon consummation of the Contemplated Transactions, no former or current director or officer of the Company shall be personally liable to the Company for monetary damages for breach of his or her fiduciary duty as a director or officer for any acts or omissions in such capacity occurring any time prior to the Closing, except to the extent it is determined by a court of competent jurisdiction that (i) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of Legal Requirements, (ii) he or she or his or her Related Persons personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) his or her acts fall within the categories set forth in Section 204(a)(10) of the General Corporation Law of the State of California. For a period of six (6) years following the Closing Date, the Articles of Incorporation or Bylaws of the Company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the officers and directors of the Company as those contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof.
     4.7 Certain Tax Matters.
          (a) Filing of Returns. Seller shall prepare, or cause to be prepared, and (with Purchaser’s cooperation, which shall not be unreasonably withheld, conditioned or delayed) file, or cause to be filed, on a timely basis (in each case, at Seller’s sole cost and expense) and on a basis reasonably consistent with past practice to the extent such practices are not contrary to applicable Legal Requirements (unless Seller is advised otherwise by its outside tax consultants), all Tax Returns with respect to the Company for taxable periods ending on or prior to the Closing Date and required to be filed thereafter, for which the items of income, deductions, credits, gains, or losses are passed through to Seller (the “Pass-Through Returns”). Seller shall provide a draft copy of such Pass-Through Returns to the Purchaser for its review at least ten (10) Business Days prior to the due date thereof. Purchaser shall provide its comments to Seller at least five (5) Business Days prior to the due date of such returns for review and comment. Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns that are not Pass-Through Returns of the Company for all Pre-Closing Tax Periods (“Prior Period Company Returns”), which Prior Period Company Returns shall be prepared consistent with the Company’s past practices. Except as provided in Section 6.3(e), and only to the extent such Taxes have not been included in the calculation of Closing Working Capital, Seller shall pay, or cause to be paid, all Taxes with respect to the Company shown to be due on such Prior Period Company Returns no later than the day on which any such Return is filed with the appropriate taxing authority. In the event that Seller for any reason fail to make the payment contemplated in the previous sentence, then the Purchaser may bring an indemnification claim under Section 6.4 and recover such Taxes from the Escrow Fund.

          (b) Section 338(h)(10) Election.
               (i) Seller and Purchaser shall make a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any similar election under any applicable state, local or foreign income Tax law (collectively, the “Section 338(h)(10) Elections”) with respect to Purchaser’s purchase of the Company Capital Stock pursuant to this Agreement.
               (ii) To facilitate the Section 338(h)(10) Elections, Purchaser shall deliver to Seller prior to Closing, completed copies of Internal Revenue Service Form 8023 and any similar forms under applicable state, local and foreign income Tax law (collectively, the “Forms”). The Forms shall be duly executed by Seller and an authorized person for Purchaser at the Closing. Purchaser shall duly and timely file the Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law.
               (iii) As soon as practicable after the Closing Date and at least thirty (30) days prior to the due date for filing of Internal Revenue Service Form 8883 by either party, Purchaser shall provide Seller with a draft of Internal Revenue Service Form 8883 (including the calculation and proposed allocation of the Aggregate Deemed Sales Price (as defined therein) in a manner consistent with the requirements of Section 338 and the Treasury Regulations promulgated thereunder). Seller shall review such Form 8883 and provide any proposed revisions to Purchaser at least ten (10) days prior to the due date for filing of such Form 8883 by either party. Purchaser and Seller agree to negotiate in good faith such proposed revisions and to attempt to resolve any differences between the parties. In the event the parties reach agreement as to the information to be reflected on such Form 8883, the Form 8883 shall be revised and timely filed by each party as required by law. Each of Purchaser, the Company and Seller shall report the allocation of the Aggregate Deemed Sales Price (and any adjustments thereto) for Tax purposes and file its Returns (including the Form 8883) in a manner consistent with any mutually-agreed allocations determined pursuant to this Section 4.7(b)(iii). In the event the parties do not reach agreement on the information to be reflected on such Form 8883, each party shall provide to the other party its final version of such Form 8883 and shall timely file its final version of such Form 8883 in the manner required by law.
          (c) Tax Controversies.
               (i) Seller shall have the sole right to control and make all decisions regarding the Company’s or interests in any Tax audit or administrative or court proceeding relating to Pass-Through Returns of the Company attributable to Pre-Closing Tax Periods, including selection of counsel and selection of a forum for such contest, provided, however, (A) Purchaser and Company shall cooperate in the conduct of any audit or proceeding relating to such period, (B) Purchaser and Company shall have the right (but not the obligation) to participate in such audit or proceeding at their expense, and (C) Seller shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes, if such agreement would have a material adverse effect on Purchaser or Company without the written consent of Purchaser or Company, as applicable, which consent shall not unreasonably be withheld;
               (ii) Purchaser shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Prior Period Company Returns that are not Pass-Through Returns, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which Seller is responsible and has agreed to indemnify Purchaser and Company (A) Seller shall cooperate in the conduct of any audit or proceeding relating to such period, (B) Seller shall have the right (but not the obligation) to participate in such audit or proceeding at Seller’s expense, (C) Neither Purchaser nor Company shall enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of Seller, which consent shall not unreasonably be withheld, and (D) Purchaser or Company may, without the written consent of Seller, enter into such an agreement provided that Purchaser and Company shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification under this Agreement with respect to such Taxes; and
               (iii) Both Purchaser and Seller agree to provide the other with notice of any examination, audit, contest, appeal, or other proceeding, to provide the other party with any relevant information relating to such proceeding, and to execute any necessary powers of attorney relevant to the other party’s participation in such proceeding.
          (d) Assistance and Cooperation. Seller and Purchaser shall cooperate (and cause their affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating to the Company available to the other party. The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax period to which such Tax Returns and other documents and information relate. Each of the parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.
          (e) Employer Matching Withholding. Purchaser shall cause the Company to report, pay and remit any matching employer portion of Social Security Act and Medicare (“FICA”) Taxes and to report, pay and remit state and/or Federal Unemployment Tax Act (“SUTA” and/or “FUTA”) Taxes, to the extent constituting Current Liabilities, with respect to any compensatory (i) amounts payable to officers and employees on or following the Closing Date (including with respect to 2007 Bonus Payments and amounts set forth on Schedule 1.3(a)(ii) paid following the Closing Date), and (ii) amounts paid on or following the Closing Date due to all change of control, sale of the Company or retention bonus, other bonus or severance amounts, payments and similar obligations that may otherwise become payable as a result of the consummation of the Contemplated Transactions (“Employer Taxes”).
     4.8 General Release. Effective as of the Closing, Seller voluntarily, knowingly and irrevocably releases and forever discharges Purchaser and Company and each of their respective officers, directors, managers, employees and affiliates from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing, except for any rights of Seller under or in connection with (i) this Agreement and any other agreement entered into pursuant to this Agreement or at the Closing with Purchaser’s consent, (ii) the Lease Agreement dated July 1, 2003 by and between Robert C. Fox, Jr., as lessor, and Fox Factory, Inc., as lessee, for certain premises located at 130 Hangar Way, Watsonville, CA 95076, (iii) the indemnification and/or exculpation provisions contained in the Company’s articles of incorporation or bylaws, (iv) the Employment Agreement between Seller and Company dated January 4, 2008, (v) the Registration Rights Agreement between Purchaser and certain stockholders of Purchaser, (vi) the Stockholders’ Agreement between Purchaser and certain stockholders of Purchaser, (vii) the Stock Purchase Agreement between Purchaser and Seller, (viii) the Non-Competition Agreement, dated as of even date herewith, between the Seller and Purchaser, (ix) the personal guarantee of Seller under the Relocation and Rehabilitation Agreement by and between the Company and The Redevelopment Agency of the City of Watsonville, (x) all Related Party Contracts and all obligations of the Company thereunder, and (xi) the RBC Capital Agreement and all obligations of the Company thereunder (except for indemnification obligations of the Company under paragraphs 17 thereof).

     4.9 Purchaser Incentive Plan.  Purchaser agrees to cause the Company to adopt the Management Equity Option Plan in the form attached hereto as Exhibit E.
     4.10 [Reserved].
     4.11 Board Membership.  Purchaser shall cause the Seller to be elected to the Board of Directors of the Company effective as of or promptly after the Closing Date.
     4.12 FIRPTA Certificate.  Seller shall have delivered to Purchaser a statement (the “FIRPTA Certificate”) that meets the requirements of Section 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations and that certifies that the Company is not and has not been a United States real property holding corporation (as defined in Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii).
     4.13 Termination of Related Party Agreements and RBC Capital Agreement.  As of the Closing, except for the Contracts set forth in Section 2.16(a)(xvii) of the Company Disclosure Schedule, all Related Party Contracts and all obligations of the Company thereunder, and the RBC Capital Agreement and all obligations of the Company thereunder (except for indemnification obligations of the Company under paragraph 17 thereof), shall have been cancelled and terminated, all at Seller’s expense.
     4.14 [Reserved].
     4.15 Additional Covenant.  Purchaser, the Company and Seller hereby agree to the additional covenant set forth in Schedule 6.3(a), which additional covenant is hereby incorporated herein by reference.
ARTICLE V
CONDITIONS TO THE SHARE PURCHASE
     5.1 Conditions to the Obligations of Each Party to Effect the Share Purchase.  The respective obligations of each party to this Agreement to consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) Governmental Approvals. Any and all filings, clearances, consents, approvals, orders and other authorizations of Governmental Entities that are necessary to consummate the Share Purchase or any other transactions contemplated by this Agreement under applicable Legal Requirements shall have been made, obtained or received.
          (b) No Orders or Proceedings. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule,

regulation, executive order, decree, injunction or other order, and no such action shall have been threatened, and no Proceeding shall have been commenced or threatened against Seller or Purchaser, which (a) involves any challenge to, or seeks damages or other relief in connection with, any of the Contemplated Transactions, or (b) may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
     5.2 Additional Conditions Precedent to Purchaser’s Obligation to Close. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of, in addition to the conditions set forth in Section 5.1, each of the following conditions (any of which may be waived by Purchaser, in whole or in part):
          (a) Seller’s Performance. The Company and Seller shall have performed all obligations required to be performed by them under this Agreement, including without limitation the applicable covenants contained in Article IV hereof, in all material respects.
          (b) Consents. Seller and the Company shall have obtained and shall have delivered to Purchaser copies of all Necessary Consents.
          (c) No Claim Regarding Equity Ownership or Sale Proceeds. There shall not have been made or threatened by any Person (other than the Seller and the Plan Participants in the amounts provided for in this Agreement) any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Company Equity Award, or (b) is entitled to all or any portion of the Total Consideration payable for the Company Common Stock.
          (d) Closing Deliveries. At Closing, Seller shall make such deliveries as provided in Section 1.4 and shall also deliver, or cause the Company to deliver, to Purchaser the following, in each case duly executed or otherwise in proper form:
               (i) An executed secretary’s certificate of the Company.
               (ii) Resignations from all members of the Boards of Directors of the Company, in form and substance reasonably satisfactory to Purchaser, to the extent requested by Purchaser.
               (iii) The executed Seller’s Counsel Opinion.
               (iv) [reserved]

               (v) The Plan Participant participation agreements containing releases of claims, each executed by the applicable Plan Participant.
               (vi) The Escrow Agreement executed by Seller and the Escrow Agent.
               (vii) The Employment Agreements, each executed by the applicable employee.
               (viii) The Management Co-Investment Agreements, each executed by the applicable investor.
               (ix) The Non-Competition Agreement, dated as of even date herewith, between the Seller and Purchaser, executed by Seller.
     5.3 Additional Conditions Precedent to Seller’s Obligation to Close. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of, in addition to the conditions set forth in Section 5.1, each of the following conditions (any of which may be waived by Seller, in whole or in part):
          (a) Purchaser’s Performance. Purchaser shall have performed all obligations required to be performed by it under this Agreement, including without limitation the applicable covenants contained in Article IV hereof, in all material respects.
          (b) Closing Deliveries. At Closing, Purchaser shall make such payments as set forth in Section 1.4 and shall deliver the following:
               (i) An executed incumbency certificate of the Purchaser.
               (ii) To the Company, stock certificates evidencing the shares of Purchaser to be issued pursuant to the Management Co-Investment Agreements to Seller and the other Company executives party thereto.
               (iii) To Seller:
                    (1) the Escrow Agreement executed by Purchaser and the Escrow Agent;
                    (2) the Employment Agreements, each executed by the Company; and

                    (3) the Management Co-Investment Agreements, each executed by the Purchaser.
ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW; INDEMNIFICATION
     6.1 Survival of Representations and Warranties.  All representations and warranties of the Company and the Seller contained in this Agreement shall survive the Closing and continue until the Escrow Termination Date, after which time such representations and warranties shall terminate; provided, however, that (i) the representations and warranties set forth in Section 2.2 (Capital Structure), Section 2.3(a) (Authority), and Section 3.2(a) (Authority) shall survive indefinitely, (ii) the representations and warranties set forth in Section 2.15 (Environmental) shall survive until the fifth (5th) anniversary of the Closing Date, and (iii) the representations and warranties set forth in Section 2.7 (Taxes) shall survive until the date that is thirty (30) days following the expiration of the applicable statute of limitations (the representations and warranties covered by clauses (i), (ii) and (iii) are referred to herein as the “Special Indemnity Items”).
     6.2 Escrow Amount Deposit.  Promptly following the Closing, and without any act of the Seller, Purchaser shall deposit the Escrow Amount with the Escrow Agent to be governed under the terms set forth in this Agreement and the Escrow Agreement. Purchaser shall be deemed to have contributed for and on behalf of the Seller and each Plan Participant his or her Pro Rata Portion of the Escrow Amount to the Escrow Fund.
     6.3 Indemnification and Recovery From Escrow Fund.
          (a) Subject to the limitations set forth in this Article VI, the Seller agrees to indemnify and hold harmless the Indemnified Parties, against all Losses incurred or sustained by the Indemnified Parties, or any of them as a result of or, except with respect to clauses (i) and (ii), in connection with: (i) any inaccuracy or breach of any representation of warranty of the Seller or the Company contained in Article II of this Agreement (as modified by the Company Disclosure Schedule) and in the Company Closing Certificates delivered by the Company pursuant to this Agreement; (ii) any failure by the Seller to perform or comply with any covenant or obligation of the Seller contained in this Agreement after the Closing Date; (iii) any claim by any Person for brokerage or finder’s fees or similar payments based upon any agreement or understanding alleged to have been made with such Person by Seller or the Company prior to the Closing Date; (iv) Taxes of the Company for any taxable period (or portion thereof) ending on or before the Closing Date as provided in Section 6.3(e) hereof, to the extent such Taxes have not been included in the calculation of Closing Working Capital (it being the intent of the parties that all of the provisions of this Agreement shall be interpreted to avoid requiring Seller to pay, or receive a reduction in Total Consideration, twice for the same Tax); (v) the amount by which Estimated Closing Working Capital exceeds Closing Working Capital, if any; and (vi) any of the additional special indemnities set forth in Schedule 6.3(a) attached hereto, which additional special indemnities are hereby incorporated herein by reference (Losses as a result of clauses (i), (ii), (iii), (iv), (v) and (vi), the “Indemnifiable Losses”). The Escrow Fund shall be available to compensate each of the Indemnified Parties for the Indemnifiable Losses (subject, however, to Section 1.6(c) in the case of Indemnifiable Losses described in clause (v) above).
          (b) Notwithstanding anything to the contrary contained herein, the Escrow Fund shall not be available to compensate any of the Indemnified Parties for any Indemnifiable Losses resulting from or arising under clause (i) of Section 6.3(a) (except to the extent such Losses resulted from any of the Special Indemnity Items other than the representations and warranties contained in Section 2.15), and no Indemnified Party shall be entitled to recover such Losses from the Escrow Fund, unless and until the Indemnified Parties have incurred Indemnifiable Losses in excess of $425,000 in the aggregate (the “Deductible Amount”), after which the Escrow Fund, subject to the terms of this Article VI, shall be available to compensate each of the Indemnified Parties for any such Indemnifiable Losses, and, subject to the terms of this Article VI, the Indemnified Parties shall be entitled to seek recovery only for such Indemnifiable Losses that are in excess of the Deductible Amount in the aggregate.
          (c) Notwithstanding anything to the contrary contained herein: (i) no claim for Losses related to or arising from (A) the value, condition or availability of any Tax asset of the Company or (B) the ability of Company to utilize any Tax asset following the Closing Date, shall be subject to a claim for recovery by any Indemnified Party hereunder; (ii) any Losses recoverable from the Escrow Fund or otherwise hereunder shall be reduced in amount by any Tax benefits and insurance proceeds that are actually realized or received by any Indemnified Party, and Purchaser and the other Indemnified Parties shall use commercially reasonable efforts to realize such benefits or proceeds and, promptly upon realizing or receiving such benefits or proceeds, shall return to the Escrow Fund (or, if the Escrow Agreement has been terminated or expired) or as directed by Seller in writing all amounts received in excess of the Indemnified Losses; (iii) no Losses shall be recoverable from the Escrow Fund or otherwise hereunder to the extent that such Losses (A) would have been avoided through reasonable efforts to mitigate such Losses or (B) with respect only to Indemnifiable Losses under clause (i) of Section 6.3(a), arise from matters disclosed in the Company Disclosure Schedule; (iv) the amount of any Loss subject to recovery under this Article VI shall be calculated net of (A) any amounts specifically accrued or reserved for in the Company Interim Balance Sheet in accordance with GAAP consistently applied, as adjusted for the passage of time through the Closing Date in accordance with GAAP consistently applied and (B) any indemnity, contribution or other similar payment actually received by the Indemnified Party from any third party with respect thereto.
          (d) All Claims for recovery for any Loss or Losses from the Escrow Fund shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement.
          (e) Reimbursement for Taxes.
               (i) The obligations of Seller to reimburse or indemnify Purchaser for Taxes shall extend to (i) all Taxes with respect to taxable periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”) and (ii) all Taxes with respect to taxable periods beginning before and ending after the Closing Date (“Straddle Periods”) to the extent that such Taxes are allocable to the period prior to Closing pursuant to Section 6.3(e)(ii); provided, however that such obligation to reimburse or indemnify Purchaser for Taxes shall not apply to Taxes included in the calculation of Closing Working Capital. Such obligations shall be without regard to whether there was any breach of any representation or warranty under Article II with respect to such Tax or any disclosures that may have been made with respect to Article II or otherwise. The indemnification obligations under this Section 6.3(e) shall apply even if the additional Tax liability results from the filing of a Tax Return or amended Tax Return with respect to a pre-Closing Date transaction or period (or portion of a period) by Purchaser, provided that Purchaser shall not cause or permit the Company to file an amended Tax Return with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period unless (y) Seller consents in his sole discretion or (z) Purchaser obtains a legal opinion from counsel reasonably acceptable to Seller that such amended return is legally required to be filed (provided, further, that such legal opinion may not assume any facts that are disputed in good faith by Seller).
               (ii) For purposes of this Agreement:
                    (1) In the case of any gross receipts, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (I) the Pre-Closing Tax Period and (II) the portion of the Straddle Period beginning on the day next succeeding the Closing Date shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Company.
                    (2) In the case of any Taxes (other than gross receipts, income, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case Seller shall be responsible for any Taxes related thereto and Purchaser shall be entitled to reimbursement from the Escrow for such Taxes) or occurring after the Closing Date (in which case, Purchaser shall be responsible for any Taxes related thereto).
     6.4 Limitations on Liability.  Notwithstanding any other provision of this Agreement to the contrary:
          (a) Except as set forth in Section 6.4(b) hereof, the maximum amount, in the aggregate, the Indemnified Parties may recover for Indemnifiable Losses under this Agreement shall be the Escrow Amount.
          (b) Notwithstanding Section 6.4(a) to the contrary, (i) the liability of the Seller for breaches of the representations and warranties contained in the Special Indemnity Items (other than breaches of the representations and warranties contained in Section 2.15) and for Indemnifiable Losses under clause (iv) of Section 6.3(a) and clause (e) of the addition special indemnities set forth on Schedule 6.3(a) shall be limited to a dollar amount, when aggregated with all other Indemnifiable Losses otherwise recovered by the Indemnified Parties, equal to the Total Consideration, (ii) the liability of the Seller for breaches of the representations and warranties contained in Section 2.15 and Seller’s indemnification obligation under clause (d) of the additional special indemnities set forth on Schedule 6.3(a) shall be limited to a dollar amount, when aggregated with all other Indemnifiable Losses otherwise recovered by the Indemnified Parties, equal to twenty percent (20%) of the Total Consideration, and (iii) Indemnifiable Losses under clause (c) of the additional indemnities set forth on Schedule 6.3(a) shall be limited to $500,000.
          (c) Subject to the limitations set forth in Sections 6.4(a) and (b) above, (i) for so long as there are funds remaining in the Escrow Fund, any and all claims by an Indemnified Party for Indemnifiable Losses shall be satisfied solely and exclusively from funds then remaining in the Escrow Fund to the extent of such remaining Escrow Funds, and (ii) to the extent that the Indemnifiable Losses exceed amounts then held in the Escrow Fund, such Indemnifiable Losses shall be satisfied (a) first, from the Escrow Fund and (b) second, against the Seller directly.

          (d) Seller shall not have any right of contribution, reimbursement or subrogation, or any similar rights, against the Company for any indemnification payment pursuant to this Article VI made by Seller and Seller hereby waives any and all such rights regarding any such payment that it may have against the Company.
     6.5 Exclusive Remedy.  Except as set forth in Sections 6.4(b) and 6.4(c), recovery from the Escrow Fund shall be the sole and exclusive remedy of the Indemnified Parties for any Indemnifiable Losses incurred by any Indemnified Party with respect to the breach of any representation or warranty contained in this Agreement or under any other theory of liability in contract, tort, equity or otherwise arising out of, in connection with or related to this Agreement, other than fraud. Except as set forth in this Article VI, the Seller shall not be liable to Purchaser, the Company or any Indemnified Party for any damages or other remedies arising out of, in connection with or related to this Agreement or the transactions contemplated hereby or any representation, warranty, covenant or agreement contained herein.
     6.6 Distribution of Escrow Fund.  Upon the Escrow Termination Date, the remainder, if any, of the Escrow Fund shall promptly be delivered as provided in the Escrow Agreement; provided, however, that the Escrow Fund shall not terminate with respect to any amount which is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Seller on or prior to the Escrow Termination Date in accordance with the Escrow Agreement. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy such claims as provided in the Escrow Agreement.
     6.7 Third Party Claims
          (a) In the event of any claim, action, suit, proceeding or demand asserted by any Person who is not a party (or a successor to a party) to this Agreement (a “Third Party Claim”) which could reasonably give rise to a demand against the Escrow Fund or for other indemnification pursuant to this Article VI, Purchaser shall promptly notify Seller of such claim, provided, however, that the failure to notify Seller will not relieve Seller of any liability that it may have to any Indemnified Party, except to the extent that the Seller demonstrates that the defense of such action is prejudiced by the Purchaser’s failure to give such notice.
          (b) If any such Third Party Claim is brought against an Indemnified Party and it gives notice to Seller of the commencement of such Third Party Claim, Seller will, except to the extent that the Third Party Claim involves Taxes, be entitled to participate in such Third Party Claim and, to the extent that it wishes (unless Seller is also a party to such Third Party Claim and counsel to Indemnified Party determines in good faith that joint representation would be inappropriate), to assume the defense of such Third Party Claim with counsel satisfactory to the Indemnified Party and, after notice from Seller to the Indemnified Party of its election to assume the defense of such Third Party Claim, Seller will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. If Seller assumes the defense of a Third Party Claim, (i) no compromise or settlement of such Third Party Claim may be effected by Seller without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages for which the Indemnified Party is indemnified in full under this Article VI; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such Third Party Claim effected without its consent (such consent not to be unreasonably withheld or delayed).
          (c) If the Seller does not so elect to undertake and conduct the defense of such Third Party Claim, Purchaser shall undertake the defense of and use all reasonable efforts to defend such claim; provided, however, that no settlement of such Third Party Claim shall be determinative of the amount of Losses relating to such matter.
          (d) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that it is reasonably likely that a Third Party Claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, other than any Third Party Claim related to the additional special indemnity included in Schedule 6.3(a) as item (e), the Indemnified Party may, by notice to Seller, assume the exclusive right to defend, compromise, or settle such Third Party Claim, but Seller will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent (which consent may not be unreasonably withheld).
     6.8 No Other Representations and Warranties.
          (a) Except for the representations and warranties set forth in this Agreement and in the Company Closing Certificates delivered by the Company pursuant to this Agreement, the Purchaser hereby acknowledges that neither the Seller or the Company nor or any of their shareholders, directors, officers, employees, affiliates, advisors, agents, representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or its business or operations, including with respect to any information provided or made available to Purchaser.

Neither the Seller or the Company nor or any of their shareholders, directors, officers, employees, affiliates, advisors, agents, representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Purchaser or any other Person resulting from the delivery, dissemination or any other distribution to Purchaser or any other Person, or the use by Purchaser or any other Person, of any such information provided or made available to them, except in this Agreement and in the Company Closing Certificates delivered by the Company pursuant to this Agreement, by the Seller, Company, or any of their shareholders, directors, officers, employees, affiliates, advisors, agents, representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other materials provided or made available to Purchaser or any other Person in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement.
          (b) PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE COMPANY CLOSING CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, INCLUDING IN ARTICLE II HEREOF, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY THE COMPANY OR ANY OTHER PERSON, INCLUDING WITH RESPECT TO THE COMPANY, ITS ASSETS AND LIABILITIES, OR THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE COMPANY CLOSING CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE VII
[RESERVED]
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
          (a)     if to Purchaser, to:
Fox Factory Holding Corp.
24422 Avenida de la Carlota, Suite 370
Laguna Hills, CA 92653
Attn: Patrick A. Maciariello
Telephone No.: (949) 420-0700
Telecopy No.: (949) 420-0777
with a copy to:
Squire, Sanders & Dempsey L.L.P.
221 E. Fourth Street, Suite 2900
Cincinnati, Ohio 45202
Attention: Stephen C. Mahon
Telephone No.: (513) 361-1200
Telecopy No.: (513) 361-1201
          (b)     if to the Company, to:
Fox Factory, Inc.
130 Hangar Way
Watsonville, CA 95075
Attention: President
Telephone No.: (831) 274-6500
Telecopy No.: (831) 768-9342
with a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Katharine A. Martin, Esq.
                 Bradley Finkelstein, Esq.
Telephone No.: (650) 493-9300
Telecopy No.: (650) 493-6811

          (c)     if to the Seller, to:
Robert Fox Jr.
c/o Fox Factory, Inc.
130 Hangar Way
Watsonville, CA 95075
Telephone No.: (831) 274-6500
Telecopy No.: (650) 493-6811
with a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Katharine A. Martin, Esq.
                 Bradley Finkelstein, Esq.
Telephone No.: (650) 493-9300
Telecopy No.: (650) 493-6811
     8.2 Definitions; Interpretation.
          (a) Definitions. For purposes of this Agreement, the capitalized terms used in this Agreement and defined in Schedule 6.3(a) attached hereto shall have the definitions set forth in Schedule 6.3(a), which definitions are hereby incorporated herein by reference, and the following terms shall have the following definitions.
               (i) “Agreed Principles” shall mean GAAP (as hereinafter defined) except as set forth in Exhibit D attached hereto.
               (ii) “Capitalized Leases” means those capitalized leases of the Company set forth on Schedule 8.2(a)(ii) attached hereto.
               (iii) “Closing Cash” shall mean an amount equal to the sum of Company’s cash, cash equivalents and marketable securities immediately prior to the Closing, exclusive of any cash paid or contributed to the Company by or on behalf of the Purchaser.
               (iv) “Closing Working Capital” shall mean an amount equal to (A) Current Assets less (B) Current Liabilities.

               (v) “Company Benefit Plan” shall have the meaning specified in Section 2.12(b).
               (vi) “Company Capital Stock” shall mean the Company Common Stock and any other shares of capital stock or other equity interests, if any, of the Company, taken together.
               (vii) “Company Cash Adjustment Amount” shall mean an amount (which can be positive or negative) equal to Company Estimated Cash minus the sum of Company Indebtedness to be Repaid and Company Indebtedness for Capitalized Leases.
               (viii) “Company Closing Certificates” shall mean the FIRPTA Certificate and the incumbency certificate delivered by the Company to Purchaser at the Closing.
               (ix) “Company Common Stock” shall mean shares of the Common Stock, no par value, of the Company.
               (x) “Company Equity Awards” shall mean each right of any kind, contingent or accrued, to receive shares of Company Capital Stock or benefits measured in whole or in part by the value of a number of shares of Company Capital Stock granted under the Company Benefit Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company).
               (xi) “Company Estimated Cash” shall mean an amount equal to the sum of Company’s cash, cash equivalents and marketable securities from the Estimated Closing Balance Sheet.
               (xii) “Company Indebtedness for Capitalized Leases” shall mean the amounts set forth on Schedule 8.2(a)(ii) attached hereto, representing the Company’s indebtedness arising under the Capitalized Leases.
               (xiii) “Company Indebtedness to be Repaid” shall mean the indebtedness of the Company for borrowed money as of immediately prior to the Closing as set forth on Schedule 8.2(a)(xiii) attached hereto and evidenced by the Payoff Letters.
               (xiv) “Company Intellectual Property” shall mean the Intellectual Property owned or purported to be owned by Company.

               (xv) “Company Products” shall mean those products that are designed by, and manufactured by or for, Company.
               (xvi) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company.
               (xvii) “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or other legally binding commitment, as in effect as of the date hereof.
               (xviii) “Current Assets” shall mean the sum, each as of the Closing, of (i) accounts receivable, (ii) inventories, (iii) prepaid expenses, (iv) other receivables, and (v) other current assets of the Company, but excluding any cash or cash equivalents and deferred Tax assets reflecting book/tax timing differences, each as determined in accordance with GAAP applied on a consistent basis.
               (xix) “Current Liabilities” shall mean the sum, each as of the Closing, of (i) accounts payable, (ii) all accrued expenses of the Company, (iii) the Uncapped Portion of Employer Tax Payments, (iv) 2007 Employee Bonuses, and (v) any other item listed on the Closing Statement as finally determined in accordance with Section 2.6 as a current liability of the Company (with each of items (i), (ii) and (v) being as determined in accordance with GAAP applied on a consistent basis), but excluding Company Indebtedness to be Repaid, Company Indebtedness for Capitalized Leases, deferred Tax liability reflecting book/tax timing differences and Employer Taxes (other than the Uncapped Portion of Employer Tax Payments) to the extent the payment thereof by the Company will not increase such Employer Taxes paid or to be paid by the Company.
               (xx) “Employer Taxes” shall have the meaning set forth in Section 4.7(e).
               (xxi) “Escrow Agent” shall mean U.S. Bank National Association, or any successor as determined in accordance with the Escrow Agreement.
               (xxii) “Escrow Amount” shall mean $8,508,363.
               (xxiii) “Escrow Fund” shall mean the Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement together with all interest on or other taxable income, if any, earned from the investment of the Escrow Amount.

               (xxiv) “Escrow Termination Date” shall mean the date that is twelve (12) months following the Closing Date.
               (xxv) “Estimated Closing Working Capital” and “Estimated Closing Working Capital Statement” shall have the meanings set forth in Section 1.6(a).
               (xxvi) “Estimated Closing Working Capital Adjustment Amount” shall mean the amount equal to (A) Target Working Capital less (B) Estimated Closing Working Capital, which amount may be positive or negative.
               (xxvii) “Governmental Entity” shall have the meaning set forth in Section 2.3(c).
               (xxviii) “Indemnified Parties” shall mean Purchaser and the Company (following the Closing) and their respective officers, directors, affiliates, employees, agents and other representatives.
               (xxix) “Intellectual Property” shall mean common law and statutory rights anywhere in the world arising under or associated with:
                         (1) patents, patent applications and inventors’ certificates (“Patents”),
                         (2) works of authorship, copyrights, copyright registrations and copyright applications (“Copyrights”),
                         (3) trade and industrial secrets and confidential information and know-how (“Trade Secrets”),
                         (4) trademarks, trade names service marks, and domain names, and any applications or registrations of the same (“Trademarks”).
               (xxx) “Knowledge” means with respect to the Company, with respect to any fact or matter in question, the knowledge of each of Robert C. Fox, Robert Kaswen, Mario Galasso, Jon Marking, Elizabeth Fox, Wes Allinger and, with respect to only those facts or matters covered by the representations of Seller and the Company contained in Sections 2.10, 2.19, 2.20 and 2.21, Christoph Ritzler, each of whom will be deemed to have knowledge of a particular fact or other matter if: (a) such Person is actually aware of such fact or other matter; or (b) such Person would reasonably be expected to discover or otherwise become aware of such fact or other matter after reasonable inquiry within the Company.

               (xxxi) “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
               (xxxii) “Liens” shall mean all pledges, liens, charges, encumbrances and security interests of any kind or nature whatsoever.
               (xxxiii) “Losses” shall mean direct or indirect losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including reasonable out-of-pocket attorneys’ fees and expenses (but excluding, in each case, incidental, consequential, indirect or punitive losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties or expenses, any losses, liabilities, claims, damages, deficiencies, costs, interest, awards, judgments, penalties or expenses for lost profits or any “multiple of profits” or “multiple of cash flow” or similar valuation methodology used in calculating the amount of any Losses). Notwithstanding the foregoing, any items that would be considered “Losses” hereunder that are due to the breach or inaccuracy of the representations and warranties contained in Sections 2.22 and 2.23 shall not be Indemnifiable Losses to the extent such items are included in any adjustment in favor of Purchaser pursuant to Section 1.6(c).
               (xxxiv) “Management Plan Payout” shall mean $20,809,314, which is the aggregate amount of cash payable in accordance with the Company’s Management Bonus Plan, dated January 4, 2008 and similar agreement with certain members of the Company’s management team, dated January 4, 2008 (the “Management Bonus Plan”) as set forth on Schedule 1.3(a)(ii) attached hereto.
               (xxxv) “Material Adverse Effect,” when used in connection with an entity, means any change, effect or event that has a material adverse effect on the business, results of operations or financial condition of such entity and its Subsidiaries taken as a whole; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change or effect resulting from compliance with the terms and conditions of this Agreement; (ii) any change or effect that results from changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally (which changes in each case do not disproportionately affect such entity in any material respect); (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (iv) failure to meet internal forecasts or financial projections; (v) in the case of the

Company only, any change or effect resulting from the announcement or pendency of the Share Purchase, including (A) the loss or departure of officers or other employees of the Company, (B) the termination or potential termination of (or the failure or potential failure to renew) any Contracts with customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or otherwise, and (C) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or otherwise; (vi) any action or failure to act by the Company that is required or permitted by this Agreement; (vii) any actions taken, or failure to take action, or such other changes, in each case, to which Purchaser has approved, consented to or requested in writing; (viii) any changes in Legal Requirements or GAAP (or the interpretation thereof) after the date hereof; (ix) in the case of the Company only, any litigation arising after the date hereof from allegations of a breach of fiduciary duty or misrepresentation in any disclosure relating to this Agreement or the transactions contemplated hereby; or (x) any matters set forth in the Company Disclosure Schedule.
               (xxxvi) “Material Contract” shall have the meaning set forth in Section 2.16(a).
               (xxxvii) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.
               (xxxviii) “Officer’s Certificate” shall mean a certificate signed by any officer of Purchaser: (i) stating that an Indemnified Party has paid, sustained or incurred Losses set forth in Section 6.4(a) and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained or incurred, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
               (xxxix) “Payoff Letters” shall mean payoff letters in form and substance reasonably satisfactory to Purchaser evidencing payoff of all Company Indebtedness to be Repaid and the release of all Liens in respect thereof.
               (xl) “Permitted Liens” shall mean (i) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable, (ii) the Company Indebtedness to be Repaid, (iii) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iv) undetermined or inchoate liens, charges and privileges existing as of the Closing Date and any statutory Liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever existing as of the Closing Date and claimed or held by any Governmental Entity that have not at the time been filed or registered or that are related to obligations that are not due or delinquent, (v) security given in the ordinary course of business as of the Closing Date to any public utility, Governmental Entity or other statutory or public authority, and (vi) Liens on the landlord’s or owner’s underlying interest in any Leased Real Property not caused by the Company, (vii) Liens relating to zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation thereof, and (viii) Liens, if any, set forth in Section 2.14 of the Company Disclosure Schedule.
               (xli) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
               (xlii) “Plan Participants” shall mean the individuals entitled to payments pursuant to the Management Bonus Plan as set forth on Schedule 1.3(a)(ii).
               (xliii) “Pro Rata Portion” shall mean, with respect to the Seller and each Plan Participant, the percentage as set forth on Schedule 1.3(a)(ii) next to each such Person’s name.
               (xliv) “Proceedings” shall have the meaning set forth in Section 2.10.
               (xlv) “Purchaser Shares Purchase Price” shall mean an amount of cash equal to $7,075,000 in the aggregate to be used to purchase shares of Purchaser capital stock in accordance with the Management Co-Investment Agreements between Purchaser and each of the Seller, Robert Kaswen, Elizabeth Fox, Mario Galasso, Wes Allinger, Bill Becker, Kevan Chu, John Marking, Christoph Ritzler and David Haugen, as set forth on Schedule 1.3(a)(i).
               (xlvi) “Registered Intellectual Property” means any Intellectual Property that is the subject of a formal application or registration with any Governmental Entity (or with respect to domain names, any domain name registrar) including (i) issued

Patents, (ii) registered Copyrights, (iii) registered Trademarks, and (iv) any applications filed, including provisional applications, for any of the foregoing (as applicable).
               (xlvii) “Related Person” means, with respect to any Person, the spouse and siblings of such Person and their respective parents, children, grandchildren, nephews and nieces, any Person that is directly or indirectly controlled by any such Person, any Person in which any such Person holds (individually or in the aggregate) a Material Interest, and any Person with respect to which any such Person serves as a director, officer, partner, executor or trustee (or in a similar capacity).
               (xlviii) “Target Working Capital” means $14,313,988.
               (xlix) “Tax” or, collectively, “Taxes ” shall mean any and all federal, state, local and foreign taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.
               (l) “Total Consideration” shall mean an amount equal to $85,000,000 plus (A) the Company Cash Adjustment Amount and minus (B) the Estimated Closing Working Capital Adjustment Amount.
               (li) “Total Purchase Price” shall mean an amount of cash equal to the Total Consideration less each of (A) Transaction Expenses and (B) the Management Plan Payout.
               (lii) “Transaction Expenses” shall mean any out-of-pocket costs, payables, fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, which includes without limitation the documented fees and expenses of RBC Capital Markets Corporation and Wilson Sonsini Goodrich & Rosati, Professional Corporation and all other fees and expenses of the Company’s financial advisors, legal counsel, accountants, auditors and other advisors, for expenses incurred on behalf of the Company in connection with the Share Purchase, each as set forth in Schedule 8.2(a)(lii) attached hereto.
               (liii) “Uncapped Portion of Employer Taxes” shall mean solely the employer matching portion (1.45%) of the Hospital Insurance (HI) Taxes for Medicare under FICA with respect to any compensatory amounts payable to officers and employees on or following the Closing Date (including with respect to 2007 Bonus Payments and amounts set forth on Schedule 1.3(a)ii).

          (b) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in Company Disclosure Schedule with regard to a representation of the Company, or in the Purchaser Disclosure Schedule with regard to a representation of Purchaser, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is reasonably apparent.
     8.3 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     8.4 Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Escrow Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. Nothing in this agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than (a) as specifically provided in Sections 4.5, 4.6, 4.7 and 4.9; (b) the rights of Seller to pursue claims for damages and other relief, including equitable relief, for Purchaser’s breach; and (c) at the Closing, the right of the Seller to receive the Total Consideration specified in Section 1.3.
     8.5 Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
     8.6 Other Remedies and Enforcement.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.
     8.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     8.8 Consent to Jurisdiction.
          (a) EACH OF PURCHASER, THE COMPANY AND THE SELLER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF CALIFORNIA AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR NORTHERN DISTRICT OF CALIFORNIA, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PURCHASER, THE COMPANY AND THE SELLER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY CALIFORNIA STATE OR FEDERAL COURT SITTING IN THE COUNTY OF SANTA CLARA. EACH OF PURCHASER, THE COMPANY AND THE SELLER AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR, PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
          (b) EACH OF PURCHASER, THE COMPANY AND THE SELLER IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS

SECTION 8.8 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     8.9 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     8.10 Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, Purchaser may assign its rights under this Agreement for collateral security purposes, without consent of any party, to any lender or lenders providing financing to Purchaser, Compass Group Diversified Holdings LLC and/or the Company in connection with the Share Purchase. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     8.11 No Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

Purchaser

FOX FACTORY HOLDING CORP.

By:

Its:

Company

FOX FACTORY, INC.

By:

Its:

Seller

Robert C. Fox, Jr.
**** SHARE PURCHASE AGREEMENT ****